CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of BioVie, Inc. on Form S-3 to be filed on or about August 18, 2023, of our report dated August 16, 2023, on our audits of the financial statements as of June 30, 2023 and 2022 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed August 16, 2023. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EISNERAMPER LLP

Iselin, New Jersey

August 18, 2023